Exhibit 99.1

FOR IMMEDIATE RELEASE Leap Contacts: Greg Lund, Media Relations 858-882-9105 glund@leapwireless.com

Amy Wakeham, Investor Relations 858-882-6084 awakeham@leapwireless.com
Leap Reports First Quarter Results
~ Company Reports Approximately 230,000 Net Customer Additions and 30% Adjusted OIBDA Margin,
up from 23% in Prior Year Period ~
Note: A webcast of Leap’s conference call and accompanying presentation slides will be available at 8:30 a.m. EDT on Friday, May 9, 2008 at http://investor.leapwireless.com.
SAN DIEGO – May 9, 2008 – Leap Wireless International, Inc. (NASDAQ: LEAP), a leading provider of innovative and value-driven wireless communications services, today reported financial and subscriber results for the quarter ended March 31, 2008. For the quarter, the Company achieved year-over-year improvements in service revenues, operating income, and adjusted operating income before depreciation and amortization (OIBDA), reflecting significant financial contributions from the Company’s existing markets (defined as markets in operation at the end of 2007), offset by negative OIBDA associated with the Company’s new initiatives, which include new market launch activity and the expansion of its mobile broadband product offering.
“The Company had a successful first quarter as the momentum in customer growth we experienced in the fourth quarter continued into 2008 and helped deliver 230,000 net customer additions spread broadly across our business,” said Doug Hutcheson, Leap’s CEO, president and acting CFO. “We are also pleased with the $135.0 million of adjusted OIBDA generated by our existing markets in the first quarter, an increase of 80 percent over the prior year quarter, even while we continued to absorb costs associated with our expansion activities. Our consolidated adjusted OIBDA results reflect $16.3 million of spending for our new initiatives, including our plans to launch approximately 8 million additional covered POPs by mid-2008, which includes the markets we recently launched in Oklahoma and Texas, and our plans to expand our mobile broadband product offering following the successful introduction of our EvDO Rev A tri-band USB broadband device. We are pleased with the significant progress we are making with both of these new initiatives.”
Financial Results and Operating Metrics (1)

	Three Months Ended March 31,
(Unaudited; in millions, except for customer data and per share amounts)	2008	2007	Change
Service revenues	$398.9	$321.7	24.0%
Total revenues	$468.4	$393.4	19.1%
Operating income (loss)	$26.1	$(1.5)	—
Adjusted OIBDA	$118.7	$75.1	58.1%
Adjusted OIBDA as a percentage of service revenues	30%	23%	—
Existing Market Adjusted OIBDA	$135.0	$75.1	79.8%
Net loss	$(18.1)	$(24.2)	(25.2%)
Diluted net loss per share	$(0.27)	$(0.36)	(25.0%)
Gross customer additions	550,520	565,055	(2.6%)
Net customer additions	230,062	318,346	(27.7%)
End of period customers	3,093,581	2,548,172	21.4%
Weighted-average customers	2,956,477	2,393,161	23.5%
Churn	3.6%	3.4%	—
End of period covered POPS	~ 53	~ 48	10.4%
Average revenue per user (ARPU)	$44.98	$44.81	0.4%
Cash costs per user (CCU)	$21.73	$21.27	2.2%
Cost per gross addition (CPGA)	$159	$166	(4.2%)
Cash purchases of property and equipment	$157.2	$133.3	17.9%
Unrestricted cash, cash equivalents and short-term investments	$508.7	$325.8	56.1%
For a reconciliation of non-GAAP financial measures, please refer to the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included at the end of this release. Information relating to population and potential customers (or POPs) is based on population estimates provided by Claritas, Inc. for the relevant year.

Leap Reports First Quarter Results	Page 2 of 14
Discussion of Financial and Operational Results for the Quarter
•	Customer churn for the quarter was 3.6%, down from 4.2% in the fourth quarter of 2007 and consistent with the seasonal rhythms of the business. When compared to the prior year quarter, customer churn increased 0.2 percentage points, reflecting the impact of customer tenure and market launches in the first quarter of 2007.
•	ARPU for the quarter was $44.98, consistent with the Company’s objective to increase customer growth while maintaining mobile voice ARPU in the mid-$40 range.
•	Service revenues increased 24 percent year-over-year, and 7 percent over the fourth quarter, to $398.9 million. These increases were primarily the result of the growth in weighted-average customers and increased usage of the Company’s value-added services.
•	First quarter operating income of $26.1 million increased by $27.6 million over the prior year quarter as a result of a $43.6 million increase in adjusted OIBDA, offset by a $13.8 million increase in depreciation and amortization expense, reflecting the benefits of scale as the Company’s markets continue to grow and mature.
•	Net loss for the first quarter was $18.1 million, or $0.27 per diluted share, an improvement over the net loss of $24.2 million, or $0.36 per diluted share, for the prior year quarter. Net loss improved year-over-year even with a $7.4 million increase in net interest expense due to the Company’s higher total debt balance and a $7.3 million increase in income tax expense. The increase in income tax expense reflects the deferred tax effect of the higher amortization of wireless licenses resulting from the change in tax treatment for those licenses in the third quarter of 2007.

Leap Reports First Quarter Results	Page 3 of 14
•	Capital expenditures during the first quarter of 2008 were $157.2 million, including approximately $98 million of expenditures associated with the build-out of new markets and approximately $13 million of capitalized interest.
Other Key Operational Highlights
•	In January, the Company made a $70 million deposit to participate in the Federal Communications Commission’s (FCC) Auction #73. The Company did not purchase any spectrum in the auction, reflecting its continued disciplined approach to acquiring spectrum, and received its $70 million auction deposit refund in April.
•	The Company received approval from the FCC in March to exchange 20 MHz of the Company’s existing wireless spectrum in Tennessee, Georgia and Arkansas for 30 MHz of spectrum in New Jersey and Mississippi owned by another wireless carrier.
•	The Company successfully launched the world’s first CDMA Advanced Wireless Spectrum (AWS) handset, the UTStarcom CDM7126.
“We believe that the continued, attractive performance of our existing markets provides us with the foundation to continue to invest in our expansion activities, including the further expansion of our existing market footprint, continued deployment of our broadband product offering and the launch of new AWS markets,” continued Hutcheson. “We continue to see the improvements we expected, in both customer additions and churn, from our initial footprint expansion program, which is now more than two-thirds completed. In addition, we are expanding the scope of our broadband product offering as a result of its initial success, and today we are providing a preliminary outlook on how we expect this offering to contribute to our business. Finally, given the progress we have made on plans to launch our first AWS markets, we are looking ahead with plans to cover up to 36 million additional POPs by mid 2009. As we consider the extent to which we pursue any of these expansion activities at a significant level in the coming year and any financing required for these activities, we intend to continue to follow a disciplined and thoughtful approach that balances further investments in our new initiatives with our overall capital requirements.”
Updated Business Outlook
The Company updated its previously announced business expansion outlook to reflect its current plans for AWS market launches and planned investments to expand its mobile broadband initiative.
•	With its planned launches of AWS markets and coverage expansion in existing markets, the Company expects to increase its network coverage from January 1, 2008 by approximately 8 million additional POPs by the end of the second quarter of 2008, up to 36 million additional POPs by the first half of 2009, and up to 50 million additional POPs by the end of 2010.

Leap Reports First Quarter Results	Page 4 of 14
•	Aggregate capital expenditures for the build-out of new markets through their first full year of operation following commercial launch are anticipated to be approximately $26 per covered POP, excluding capitalized interest.
•	Aggregate investment in cumulative OIBDA loss in these markets through adjusted OIBDA break-even is expected to be approximately $5 per covered POP. The Company’s new AWS markets are generally expected to reach OIBDA break-even within four full quarters of commercial operation.
•	Annual capital expenditures to support the on-going growth and development of the Company’s markets in commercial operation for one year or more are expected to be in the mid-teens as a percentage of service revenue. This estimate does not include the costs of any significant footprint expansion in our existing markets.
•	Total Company adjusted OIBDA is expected to grow at a compound annual growth rate of 30 to 40 percent from 2007 through 2010.
•	With the expansion of the Company’s mobile broadband initiative beyond the trial phase, the Company expects to cover approximately 13.5 million total POPs with approximately 10 thousand total subscribers by the end of the second quarter of 2008. Mobile broadband penetration after the first year of operation following commercial launch is expected to be approximately 0.5 percent.
•	Aggregate investment in cumulative OIBDA loss for the mobile broadband initiative through OIBDA break-even is expected to be approximately $0.50 per covered POP or less. Broadband activity in the launched markets is generally expected to reach OIBDA break-even within three full quarters of commercial operation. The Company’s expectation for cumulative OIBDA loss excludes approximately $6 million per quarter of EvDO-related fixed costs associated with our new initiatives through 2008.
Conference Call Information
As previously announced, Leap management will host a conference call with live webcast at 8:30 a.m. EDT / 5:30 a.m. PDT today to discuss these results. Other forward-looking and material information may also be discussed during this call.
To listen live via telephone, dial 1-866-761-0748 (domestic) or 1-617-614-2706 (international) and enter passcode number 25862397. If listening via telephone, the accompanying presentation slides may be accessed by visiting, http://investor.leapwireless.com. Please choose the ‘Live Phone’ option to view the slides in real time as otherwise there will be a 30 second delay. Individuals dialing into the live call are encouraged to call in at least 15 minutes prior to the start time in order to register and be placed into the call.
To listen live via webcast and view accompanying presentation slides, visit http://investor.leapwireless.com. Please choose the ‘webcast’ option to view the slides in conjunction with the webcast.

Leap Reports First Quarter Results	Page 5 of 14
An online replay and downloadable MP3 of the event will be available on the Company’s website shortly after the live call and will be accessible for a limited period of time. A telephonic replay will be available for 14 days following the call and can be accessed by dialing 1-888-286-8010 (domestic) or 1-617-801-6888 (international) and entering the reservation number 84394897.
About Leap
Leap provides innovative, high-value wireless services to a fast-growing, young and ethnically diverse customer base. With the value of unlimited wireless services as the foundation of its business, Leap pioneered its Cricket® service. The Company and its joint ventures now operate in 23 states and hold licenses in 35 of the top 50 U.S. markets. Through its affordable, flat-rate service plans, Cricket offers customers a choice of unlimited voice, text, data and mobile Web services. Headquartered in San Diego, Calif., Leap is traded on the NASDAQ Global Select Market under the ticker symbol “LEAP.” For more information, please visit www.leapwireless.com.
Notes Regarding Non-GAAP Financial Measures
Information presented in this press release and in the attached financial tables includes financial information prepared in accordance with generally accepted accounting principles in the U.S., or GAAP, as well as non-GAAP financial measures. Generally, a non-GAAP financial measure, within the meaning of Item 10 of Regulation S-K promulgated by the Securities and Exchange Commission (SEC), is a numerical measure of a company’s financial performance or cash flows that (a) excludes amounts, or is subject to adjustments that have the effect of excluding amounts, which are included in the most directly comparable measure calculated and presented in accordance with GAAP in the consolidated balance sheets, consolidated statements of operations or consolidated statements of cash flows; or (b) includes amounts, or is subject to adjustments that have the effect of including amounts, which are excluded from the most directly comparable measure so calculated and presented. As described more fully in the notes to the attached financial tables, management supplements the information provided by financial statement measures with several customer-focused performance metrics that are widely used in the telecommunications industry. Adjusted OIBDA, Existing Market Adjusted OIBDA, CPGA, and CCU are non-GAAP financial measures. Non-GAAP financial measures should be considered in addition to, but not as a substitute for, the information prepared in accordance with GAAP. Reconciliations of non-GAAP financial measures used in this release to the most directly comparable GAAP financial measures can be found in the section entitled “Definition of Terms and Reconciliation of Non-GAAP Financial Measures” included toward the end of this release.

Leap Reports First Quarter Results	Page 6 of 14
Forward-Looking Statements
This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements reflect management’s current expectations based on currently available operating, financial and competitive information, but are subject to risks, uncertainties and assumptions that could cause actual results to differ materially from those anticipated in or implied by the forward-looking statements. Our forward-looking statements include our discussions in “Updated Business Outlook” for fiscal year 2008 and future years, our plans to offer our services to additional covered POPs and our expectations regarding growth and future products, and are generally identified with words such as “believe,” “expect,” “intend,” “plan,” “could,” “may” and similar expressions. Risks, uncertainties and assumptions that could affect our forward-looking statements include, among other things:
•	our ability to attract and retain customers in an extremely competitive marketplace;

•	changes in economic conditions, including interest rates, consumer credit conditions, unemployment and other macro-economic factors that could adversely affect demand for the services we provide;

•	the impact of competitors’ initiatives;

•	our ability to successfully implement product offerings and execute effectively on our planned coverage expansion, launches of markets we acquired in the FCC’s auction for Advanced Wireless Services, or Auction #66, expansion of our mobile broadband product offering and other strategic activities;

•	our ability to obtain roaming services from other carriers at cost-effective rates;

•	our ability to maintain effective internal control over financial reporting;

•	delays in our market expansion plans, including delays resulting from any difficulties in funding such expansion through our existing cash, cash generated from operations, or additional capital, or delays by existing U.S. government and other private sector wireless operations in clearing the AWS spectrum, some of which users are permitted to continue using the spectrum for several years;

•	our ability to attract, motivate and retain an experienced workforce;

•	our ability to comply with the covenants in our senior secured credit facilities, indenture and any future credit agreement, indenture or similar instrument;

•	failure of our network or information technology systems to perform according to expectations; and

•	other factors detailed in the section entitled “Risk Factors” included in our periodic reports filed with the SEC, including our Quarterly Report on Form 10-Q for the quarter ended March 31, 2008, which we expect to file shortly with the SEC, and our Annual Report on Form 10-K for the year ended December 31, 2007.
All forward-looking statements included in this news release should be considered in the context of these risks. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. Investors and prospective investors are cautioned not to place undue reliance on our forward-looking statements.
Leap is a U.S. registered trademark and the Leap logo is a trademark of Leap. Cricket, Jump, the Cricket “K” and Flex Bucket are U.S. registered trademarks of Cricket. In addition, the following are trademarks or service marks of Cricket: BridgePay, Cricket By Week, Cricket Choice, Cricket Connect and Cricket Nation. All other trademarks are the property of their respective owners.

Leap Reports First Quarter Results	Page 7 of 14
LEAP WIRELESS INTERNATIONAL, INC.
CONSOLIDATED BALANCE SHEETS (1)
(In thousands, except share amounts)

	March 31,	December 31,
	2008	2007
	(Unaudited)
Assets
Cash and cash equivalents	$437,184	$433,337
Short-term investments	71,556	179,233
Restricted cash, cash equivalents and short-term investments	9,997	15,550
Inventories	71,873	65,208
Other current assets	113,853	38,099

Total current assets	704,463	731,427
Property and equipment, net	1,389,866	1,316,657
Wireless licenses	1,860,414	1,866,353
Assets held for sale	6,816	—
Goodwill	425,782	425,782
Other intangible assets, net	37,670	46,102
Other assets	49,333	46,677

Total assets	$4,474,344	$4,432,998

Liabilities and Stockholders’ Equity
Accounts payable and accrued liabilities	$225,371	$225,735
Current maturities of long-term debt	11,500	10,500
Other current liabilities	155,195	114,808

Total current liabilities	392,066	351,043
Long-term debt	2,030,150	2,033,902
Deferred tax liabilities	191,924	182,835
Other long-term liabilities	96,764	90,172

Total liabilities	2,710,904	2,657,952

Minority interests	51,547	50,724

Stockholders’ equity:
Preferred stock — authorized 10,000,000 shares, $.0001 par value; no shares issued and outstanding	—	—
Common stock — authorized 160,000,000 shares, $.0001 par value; 68,976,443 and 68,674,435 shares issued and outstanding at March 31, 2008 and December 31 2007, respectively	7	7
Additional paid-in capital	1,821,205	1,808,689
Accumulated deficit	(93,843)	(75,699)
Accumulated other comprehensive loss	(15,476)	(8,675)

Total stockholders’ equity	1,711,893	1,724,322

Total liabilities and stockholders’ equity	$4,474,344	$4,432,998

Leap Reports First Quarter Results	Page 8 of 14
LEAP WIRELESS INTERNATIONAL, INC.
CONSOLIDATED STATEMENTS OF OPERATIONS (1)
(Unaudited and in thousands, except per share data)

	Three Months Ended March 31,
	2008	2007
Revenues:
Service revenues	$398,929	$321,691
Equipment revenues	69,455	71,734

Total revenues	468,384	393,425

Operating expenses:
Cost of service (exclusive of items shown separately below)	(111,170)	(90,440)
Cost of equipment	(114,221)	(122,665)
Selling and marketing	(58,100)	(48,769)
General and administrative	(75,907)	(65,234)
Depreciation and amortization	(82,639)	(68,800)

Total operating expenses	(442,037)	(395,908)
Gain (loss) on sale or disposal of assets	(291)	940

Operating income (loss)	26,056	(1,543)
Minority interests in consolidated subsidiaries	(823)	1,579
Equity in net loss of investee	(1,062)	—
Interest income	4,781	5,285
Interest expense	(33,357)	(26,496)
Other expense, net	(4,036)	(637)

Loss before income taxes	(8,441)	(21,812)
Income tax expense	(9,703)	(2,412)

Net loss	$(18,144)	$(24,224)

Basic and diluted net loss per share:
Basic net loss per share	$(0.27)	$(0.36)

Diluted net loss per share	$(0.27)	$(0.36)

Shares used in per share calculations:
Basic	67,529	66,870

Diluted	67,529	66,870

Leap Reports First Quarter Results	Page 9 of 14
LEAP WIRELESS INTERNATIONAL, INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (1)
(Unaudited and in thousands)

	Three Months Ended March 31,
	2008	2007
Operating activities:
Net cash provided by operating activities	$135,680	$5,122

Investing activities:
Purchases of property and equipment	(157,237)	(133,295)
Change in prepayments for purchases of property and equipment	(2,601)	7,409
Purchases of and deposits for wireless licenses and spectrum clearing costs	(70,877)	(423)
Proceeds from sales of wireless licenses and operating assets	—	9,500
Purchases of investments	(19,744)	(42,727)
Sales and maturities of investments	124,341	84,293
Purchase of minority interest	—	(4,706)
Purchase of membership units	(1,033)	—
Changes in restricted cash, cash equivalents and short-term investments, net	(251)	1,102

Net cash used in investing activities	(127,402)	(78,847)

Financing activities:
Principal payments on capital lease obligations	(4,794)	—
Repayment of long-term debt	(2,250)	(2,250)
Payment of debt issuance costs	(364)	(881)
Proceeds from issuance of common stock, net	2,977	4,365

Net cash provided by (used in) financing activities	(4,431)	1,234

Net increase (decrease) in cash and cash equivalents	3,847	(72,491)
Cash and cash equivalents at beginning of period	433,337	372,812

Cash and cash equivalents at end of period	$437,184	$300,321

Supplementary disclosure of cash flow information:
Cash paid for interest	$19,767	$18,373

Cash paid for income taxes	$52	$332

Leap Reports First Quarter Results	Page 10 of 14
Explanatory Notes to Financial Statements
(1)	The condensed consolidated financial statements and the tables of results and operating and financial metrics included at the beginning of this release include the accounts of Leap and its wholly owned subsidiaries as well as the accounts of LCW Wireless, LLC and Denali Spectrum, LLC and their wholly owned subsidiaries. The Company consolidates its interests in LCW Wireless, LLC and Denali Spectrum, LLC in accordance with Financial Accounting Standards Board Interpretation No. 46-R, “Consolidation of Variable Interest Entities,” because these entities are variable interest entities and the Company will absorb a majority of their expected losses. All significant intercompany accounts and transactions have been eliminated in the condensed consolidated financial statements.
(2)	The following table summarizes operating data for the Company’s consolidated operations for the three months ended March 31, 2008 and 2007 (unaudited; in thousands, except percentages):

	Three Months Ended March 31,
		% of 2008		% of 2007
		Service		Service	Change from Prior Year
	2008	Revenues	2007	Revenues	Dollars	Percent
Revenues:
Service revenues	$398,929		$321,691		$77,238	24.0%
Equipment revenues	69,455		71,734		(2,279)	(3.2%)

Total revenues	468,384		393,425		74,959	19.1%

Operating Expenses:
Cost of service	111,170	27.9%	90,440	28.1%	20,730	22.9%
Cost of equipment	114,221	28.6%	122,665	38.1%	(8,444)	(6.9%)
Selling and marketing	58,100	14.6%	48,769	15.2%	9,331	19.1%
General and administrative	75,907	19.0%	65,234	20.3%	10,673	16.4%
Depreciation and amortization	82,639	20.7%	68,800	21.4%	13,839	20.1%

Total operating expenses	442,037	110.8%	395,908	123.1%	46,129	11.7%
Gain (loss) on sale or disposal of assets	(291)	(0.1%)	940	0.3%	(1,231)	(131.0%)

Operating income (loss)	$26,056	6.5%	$(1,543)	(0.5%)	$27,599	—

Leap Reports First Quarter Results	Page 11 of 14
(3)	Total share-based compensation expense related to all of the Company’s share-based awards for the three months ended March 31, 2008 and 2007 was allocated as follows (unaudited; in thousands, except per share data):

	Three Months Ended March 31,
	2008	2007
Cost of service	$903	$679
Selling and marketing expenses	1,356	1,001
General and administrative expenses	7,443	7,063

Share-based compensation expense	$9,702	$8,743

Share-based compensation expense per share:
Basic	$0.14	$0.13

Diluted	$0.14	$0.13

Definition of Terms and Reconciliation of Non-GAAP Financial Measures
The Company utilizes certain financial measures that are widely used in the telecommunications industry and are not calculated based on GAAP. Certain of these financial measures are considered non-GAAP financial measures within the meaning of Item 10 of Regulation S-K promulgated by the SEC.
(4)	Churn, which measures customer turnover, is calculated as the net number of customers that disconnect from our service divided by the weighted-average number of customers divided by the number of months during the period being measured. Customers who do not pay their first monthly bill are deducted from our gross customer additions in the month that they are disconnected; as a result, these customers are not included in churn. In addition, customers are generally disconnected from service approximately 30 days after failing to pay a monthly bill. Beginning during the quarter ended June 30, 2007, pay-in-advance customers who ask to terminate their service are disconnected when their paid service period ends, whereas previously these customers were generally disconnected on the date of their request to terminate service. Management uses churn to measure our retention of customers, to measure changes in customer retention over time, and to help evaluate how changes in our business affect customer retention. In addition, churn provides management with a useful measure to compare our customer turnover activity to that of other wireless communications providers. We believe investors use churn primarily as a tool to track changes in our customer retention over time and to compare our customer retention to that of other wireless communications providers. Other companies may calculate this measure differently.
(5)	ARPU is service revenue divided by the weighted-average number of customers, divided by the number of months during the period being measured. Management uses ARPU to identify average revenue per customer, to track changes in average customer revenues over time, to help evaluate how changes in our business, including changes in our service offerings and fees, affect average revenue per customer, and to forecast future service revenue. In addition, ARPU provides management with a useful measure to compare our subscriber revenue to that of other wireless communications providers. We do not recognize service revenue until payment has been received and services have been provided to the customer. In addition, customers are generally disconnected from service approximately 30 days after failing to pay a monthly bill. Therefore, because our calculation of weighted-average number of customers includes customers who have not paid their last bill and have yet to disconnect service, ARPU may appear lower during periods in which we have significant disconnect activity. We believe investors use ARPU primarily as a tool to track changes in our average revenue per customer and to compare our per customer service revenues to those of other wireless communications providers. Other companies may calculate this measure differently.

Leap Reports First Quarter Results	Page 12 of 14
(6)	CPGA is selling and marketing costs (excluding applicable share-based compensation expense included in selling and marketing expense), and equipment subsidy (generally defined as cost of equipment less equipment revenue), less the net loss on equipment transactions unrelated to initial customer acquisition, divided by the total number of gross new customer additions during the period being measured. The net loss on equipment transactions unrelated to initial customer acquisition includes the revenues and costs associated with the sale of handsets to existing customers as well as costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers). We deduct customers who do not pay their first monthly bill from our gross customer additions, which tends to increase CPGA because we incur the costs associated with this customer without receiving the benefit of a gross customer addition. Management uses CPGA to measure the efficiency of our customer acquisition efforts, to track changes in our average cost of acquiring new subscribers over time, and to help evaluate how changes in our sales and distribution strategies affect the cost-efficiency of our customer acquisition efforts. In addition, CPGA provides management with a useful measure to compare our per customer acquisition costs with those of other wireless communications providers. We believe investors use CPGA primarily as a tool to track changes in our average cost of acquiring new customers and to compare our per customer acquisition costs to those of other wireless communications providers. Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CPGA to selling and marketing expense, which we consider to be the most directly comparable GAAP financial measure to CPGA (unaudited; in thousands, except gross customer additions and CPGA):

	Three Months Ended March 31,
	2008	2007
Selling and marketing expense	$58,100	$48,769
Less share-based compensation expense included in cost of selling and marketing expense	(1,356)	(1,001)
Plus cost of equipment	114,221	122,665
Less equipment revenue	(69,455)	(71,734)
Less net loss on equipment transactions unrelated to initial customer acquisition	(14,020)	(4,762)

Total costs used in the calculation of CPGA	$87,490	$93,937
Gross customer additions	550,520	565,055

CPGA	$159	$166

(7)	CCU is cost of service and general and administrative costs (excluding applicable share-based compensation expense included in cost of service and general and administrative expense) plus net loss on equipment transactions unrelated to initial customer acquisition (which includes the gain or loss on the sale of handsets to existing customers and costs associated with handset replacements and repairs (other than warranty costs which are the responsibility of the handset manufacturers), divided by the weighted-average number of customers, divided by the number of months during the period being measured. CCU does not include any depreciation and amortization expense. Management uses CCU as a tool to evaluate the non-selling cash expenses associated with ongoing business operations on a per customer basis, to track changes in these non-selling cash costs over time, and to help evaluate how changes in our business operations affect non-selling cash costs per customer. In addition, CCU provides management with a useful measure to compare our non-selling cash costs per customer with those of other wireless communications providers. We believe investors use CCU primarily as a tool to track changes in our non-selling cash costs over time and to compare our non-selling cash costs to those of other wireless communications providers.

Leap Reports First Quarter Results	Page 13 of 14
Other companies may calculate this measure differently.

The following table reconciles total costs used in the calculation of CCU to cost of service, which we consider to be the most directly comparable GAAP financial measure to CCU (unaudited; in thousands, except weighted-average number of customers and CCU):

	Three Months Ended March 31,
	2008	2007
Cost of service	$111,170	$90,440
Plus general and administrative expense	75,907	65,234
Less share-based compensation expense included in cost of service and general and administrative expense	(8,346)	(7,742)
Plus net loss on equipment transactions unrelated to initial customer acquisition	14,020	4,762

Total costs used in the calculation of CCU	$192,751	$152,694
Weighted-average number of customers	2,956,477	2,393,161

CCU	$21.73	$21.27

(8)	Adjusted OIBDA is a non-GAAP financial measure defined as operating income (loss) before depreciation and amortization, adjusted to exclude the effects of: gain/loss on sale/disposal of assets; impairment of assets; and share-based compensation expense (benefit).

Existing Market Adjusted OIBDA is a non-GAAP financial measure that further adjusts adjusted OIBDA to exclude total revenues attributable to new markets launched after December 31, 2007 and the Company’s mobile broadband offering that were included in total revenues, and to add back operating expenses attributable to such activities that were included in total operating expenses (other than depreciation and amortization and share-based compensation expense, which have already been added back to adjusted OIBDA). Generally, for purposes of calculating these measures, corporate-level and regional-level overhead expenses are allocated to our markets based on gross customer additions and weighted average customers by market. Adjusted OIBDA and Existing Market Adjusted OIBDA should not be construed as alternatives to operating income or net income as determined in accordance with GAAP, as alternatives to cash flows from operating activities as determined in accordance with GAAP or as measures of liquidity.

In a capital-intensive industry such as wireless telecommunications, management believes that adjusted OIBDA and Existing Market Adjusted OIBDA, as well as the associated percentage margin calculations, are meaningful measures of the Company’s operating performance. We use adjusted OIBDA and Existing Market Adjusted OIBDA as supplemental performance measures because management believes they facilitate comparisons of the Company’s operating performance from period to period and comparisons of the Company’s operating performance to that of other companies by backing out potential differences caused by the age and book depreciation of fixed assets (affecting relative depreciation expenses) as well as the items described above for which additional adjustments were made. While depreciation and amortization are considered operating costs under generally accepted accounting principles, these expenses primarily represent the non-cash current period allocation of costs associated with long-lived assets acquired or constructed in prior periods. Because adjusted OIBDA and Existing Market Adjusted OIBDA facilitate internal comparisons of our historical operating performance, management also uses these metrics for business planning purposes and to measure our performance relative to that of our competitors. In addition, we believe that adjusted OIBDA, Existing Market Adjusted OIBDA, and similar measures are widely used by investors, financial analysts and credit rating agencies as measures of our financial performance over time and to compare our financial performance with that of other companies in our industry. Adjusted OIBDA and Existing Market Adjusted

Leap Reports First Quarter Results	Page 14 of 14
OIBDA have limitations as analytical tools, and should not be considered in isolation or as substitutes for analysis of our results as reported under GAAP. Some of these limitations include:
• they do not reflect capital expenditures;
• although they do not include depreciation and amortization, the assets being depreciated and amortized will often have to be replaced in the future, and adjusted OIBDA and Existing Market Adjusted OIBDA do not reflect cash requirements for such replacements;
• they do not reflect costs associated with share-based awards exchanged for employee services;
• they do not reflect the interest expense necessary to service interest or principal payments on current or future indebtedness;
• they do not reflect expenses incurred for the payment of income taxes and other taxes; and
• other companies, including companies in our industry, may calculate these measures differently than we do, limiting their usefulness as comparative measures.
Management understands these limitations and considers adjusted OIBDA and Existing Market Adjusted OIBDA as financial performance measures that supplement but do not replace the information provided to management by our GAAP results.

The following table reconciles adjusted OIBDA and Existing Market Adjusted OIBDA to operating income (loss), which we consider to be the most directly comparable GAAP financial measure to adjusted OIBDA and Existing Market Adjusted OIBDA (unaudited; in thousands):

	Three Months Ended March 31,
	2008	2007
Operating income (loss)	$26,056	$(1,543)
Plus depreciation and amortization	82,639	68,800

OIBDA	$108,695	$67,257

Less (gain) loss on sale or disposal of assets	291	(940)
Plus share-based compensation	9,702	8,743

Adjusted OIBDA	$118,688	$75,060

Plus net operating expense attributable to new markets included in total operating expenses	10,068	31
Plus net operating expense attributable to broadband included in total operating expense	6,206	—

Existing Market Adjusted OIBDA	$134,962	$75,091

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